REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Optimal Group Inc.

We consent to incorporation by reference in the registration statements of Optimal Group Inc. on Form S-8 (File No. 333-115408), effective May 12, 2004, on Form S-8 (File No. 333-115050), effective April 30, 2004, on Form S-8 (File No. 333-65530), effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794), effective May 21, 1998 of our report dated March 13, 2006, relating to the consolidated balance sheets of Optimal Group Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Optimal Group Inc.

(signed) KPMG LLP

Chartered Accountants

March 15, 2006

Montreal, Canada